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                                                                    EXHIBIT 10.1



                            STOCK PURCHASE AGREEMENT


                  This agreement is dated October ___, 2003 between _________________ ("Purchaser"), and ARIAD Pharmaceuticals, Inc. ("Company"), whereby the parties agree as follows:

         The Purchaser shall buy and the Company agrees to sell ___________ shares ("Shares") of the Company's Common Stock at a price of $6.35 per share (the "Purchase Price") for a total amount of $____________. Execution and delivery of this agreement by the Purchaser shall constitute a conditional binding offer to purchase the Shares at the Purchase Price, and oral acceptance of the offer or execution and delivery of this agreement by the Company, together with delivery of the Prospectus Supplement to the Purchaser, shall constitute acceptance of the offer. Until the Company has accepted the Purchaser's offer to purchase the Shares, such offer may be withdrawn or revoked, without obligation or commitment of any kind. In addition, the Company may not receive any part of the Purchase Price prior to the notice of acceptance by the Company. Execution and delivery of this agreement by both parties shall constitute a binding agreement. The Shares have been registered on Form S-3 Registration No. 333-106788, which was declared effective by the Securities and Exchange Commission (the "Commission") on July 16, 2003 and which has 7,500,000 shares of Common Stock registered and remaining to be issued thereunder. The Shares are free of restrictive legends and are free of any resale restrictions.

         The purchase of the Shares, and any other sales of shares by the Company that might be considered to be part of the same financing, shall be subject to the stockholder approval rules of the Nasdaq Stock Market, including, but not limited to, stockholder approvals required by Marketplace Rule 4350(i) and related provisions.

         The Purchaser represents and warrants to the Company:

         (a) The Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of
_______________.

         (b) The Purchaser has the requisite corporate (or other entity) power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof.

         (c) In making its investment decision in this offering, the Purchaser and its advisors, if any, have relied solely on the Company's public filings as filed with the Securities and Exchange Commission.

         The Purchaser shall wire the purchase amount to JPMorgan Chase Bank, as escrow agent, to an account to be specified to the Purchaser prior to the closing date (the "Closing Date").


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         The Company shall cause its transfer agent to deliver the Shares to the
Purchasers, which delivery shall be made through the facilities of the Depository Trust Company. electronically to the Purchaser by crediting the account set forth below through the Deposit Withdrawal Agent Commission system.

PURCHASER DWAC INSTRUCTIONS:

                              AGREED AND ACCEPTED:

                              ARIAD Pharmaceuticals, Inc.

                              By:_________________________________
                                    Name:
                                    Title:


                              PURCHASER:

                              By:_________________________________
                                    Name:
                                    Title:




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